UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ___)

ELAYAWAY, INC.

(Name of Issuer)

COMMON STOCK, $.001 PAR VALUE

(Title of Class of Securities)

284169109

(CUSIP Number)

February 27, 2013

(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed: ☒ Rule 13d-1(c)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s)

Page 1 of 5 Pages

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CUSIP No. 284169109	13G	Page 2 of 5 Pages
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1.   NAMES OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Momona Capital LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                 (a)   ☐
                                                                 (b)   ☐

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

New York

5.   SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON – 76,422,857 Common Stock

6.   SHARED VOTING POWER - None

7.   SOLE DISPOSITIVE POWER – 76,422,857 shares of Common Stock

8.   SHARED DISPOSITIVE POWER – None

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

76,422,857 shares of Common Stock

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                   ☐

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.78%

12. TYPE OF REPORTING PERSON

CO

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CUSIP No. 284169109	13G	Page 3 of 5 Pages
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ITEM 1 (a)   NAME OF ISSUER: Elayaway, Inc.

ITEM 1 (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

1650 Summit Lake Drive, Suite 103, Tallahassee, FL 32317

ITEM 2 (a)   NAME OF PERSON FILING: Momona Capital LLC

ITEM 2 (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

150 Central Park South, 2nd Floor, New York, NY 10019

ITEM 2 (c)   CITIZENSHIP: New York

ITEM 2 (d)   TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value

ITEM 2 (e)   CUSIP NUMBER: 284169109

ITEM 3   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B):  Not applicable

ITEM 4   OWNERSHIP

         (a) AMOUNT BENEFICIALLY OWNED: 76,422,857 Shares of Common Stock

         (b) PERCENT OF CLASS: 8.78%

         (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE

76,422,857 Shares

             (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE

0 Shares

             (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

76,422,857 Shares

             (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

0 Shares

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CUSIP No. 284169109	13G	Page 4 of 5 Pages
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ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable

ITEM 7   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

Not applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

Not applicable

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CUSIP No. 284169109	13G	Page 5 of 5 Pages
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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 27, 2013
(Date)

/s/ Arie Rabinowitz
(Signature)

Arie Rabinowitz, President
(Name/Title)